                                        NEWS RELEASE

PAR PACIFIC HOLDINGS REPORTS FIRST QUARTER 2022 RESULTS

HOUSTON, May 4, 2022 - Par Pacific Holdings, Inc. (NYSE: PARR) (“Par Pacific” or the “Company”) today reported its financial results for the quarter ended March 31, 2022.

•Net Loss of $(137.1) million, or $(2.31) per diluted share
•Adjusted Net Loss of $(31.4) million, or $(0.53) per diluted share
•Adjusted EBITDA of $8.3 million
•Financial results include a $(5.0) million RINs mark-to-market (MTM) expense related to the 2019 and 2020 compliance years

Par Pacific reported a net loss of $(137.1) million, or $(2.31) per diluted share, for the quarter ended March 31, 2022, compared to a net loss of $(62.2) million, or $(1.15) per diluted share, for the same quarter in 2021. First quarter 2022 Adjusted Net Loss was $(31.4) million, compared to Adjusted Net Loss of $(75.4) million in the first quarter of 2021. First quarter 2022 Adjusted EBITDA was $8.3 million, compared to $(34.4) million in the first quarter of 2021. A reconciliation of reported non-GAAP financial measures to their most directly comparable GAAP financial measures can be found in the tables accompanying this news release.

“Despite a difficult first quarter, we successfully completed our Washington turnaround and sustaining investments at each of our refineries, positioning us to benefit from emerging strong market conditions,” said William Pate, President and Chief Executive Officer. “Record refined product cracks combined with our system-wide distillate orientation bode well for the remainder of the year.”
Refining
The Refining segment reported an operating loss of $(118.3) million in the first quarter of 2022, compared to operating loss of $(90.9) million in the first quarter of 2021. Adjusted Gross Margin for the Refining segment was $58.7 million in the first quarter of 2022, compared to $5.0 million in the first quarter of 2021.

Refining Adjusted EBITDA was $0.4 million in the first quarter of 2022, compared to $(46.5) million in the first quarter of 2021. First quarter 2022 Refining segment Adjusted EBITDA was impacted by a MTM expense of $(5.0) million related to increased RINs prices.

Hawaii
The 3-1-2 Singapore Crack Spread was $16.21 per barrel in the first quarter of 2022, compared to $3.80 per barrel in the first quarter of 2021. Throughput in the first quarter of 2022 was 83 thousand barrels per day (Mbpd), compared to 81 Mbpd for the same quarter in 2021. Production costs were $4.38 per throughput barrel in the first quarter of 2022, compared to $3.97 per throughput barrel in the same period in 2021.

The Hawaii refinery’s Adjusted Gross Margin of $3.27 per barrel during the first quarter of 2022 reflects a RINs MTM expense of approximately $(2.2) million, or $(0.29) per barrel. Adjusted Gross Margin also includes a price lag expense of approximately $(54.8) million, or $(7.36) per barrel, and a FIFO (first-in, first-out) benefit of approximately $27.1 million, or $3.64 per barrel.

Washington
The Pacific Northwest 5-2-2-1 Index averaged $21.88 per barrel in the first quarter of 2022, compared to $11.46 per barrel in the first quarter of 2021. The Washington refinery’s throughput was 20 Mbpd in the first quarter of 2022, reflecting reduced rates resulting from the turnaround, compared to 32 Mbpd in the first quarter of 2021. Production costs were $7.35 per throughput barrel in the first quarter of 2022, compared to $4.36 per throughput barrel in the same period in 2021.

The Washington refinery’s Adjusted Gross Margin of $0.74 per barrel during the first quarter of 2022 reflects a RINs MTM expense of approximately $(1.4) million, or $(0.75) per barrel.

Wyoming
During the first quarter of 2022, the Wyoming 3-2-1 Index averaged $26.53 per barrel, compared to $20.97 per barrel in the first quarter of 2021. The Wyoming refinery’s throughput was 15 Mbpd in the first quarter of 2022 and in the first quarter of 2021. Production costs were $8.00 per throughput barrel in the first quarter of 2022, compared to $8.10 per throughput barrel in the same period in 2021.

The Wyoming refinery's Adjusted Gross Margin of $24.91 per barrel during the first quarter of 2022 reflects a RINs MTM expense of approximately $(1.5) million, or $(1.05) per barrel, and a FIFO benefit of approximately $17.1 million, or $12.44 per barrel.

Retail
The Retail segment reported operating income of $4.0 million in the first quarter of 2022, compared to $49.4 million in the first quarter of 2021, which included a $43.7 million gain on sale of assets not present in the current year. Adjusted Gross Margin for the Retail segment was $26.1 million in the first quarter of 2022, compared to $25.3 million in the same quarter of 2021.

Retail Adjusted EBITDA was $6.7 million in the first quarter of 2022, compared to $8.4 million in the first quarter of 2021. First quarter 2022 Adjusted EBITDA includes a full quarter of rent expense in connection with the sale-leaseback transaction completed on February 23, 2021, resulting in $0.8 million of higher operating expenses than the prior year period. The Retail segment reported sales volumes of 24.9 million gallons in the first quarter of 2022, compared to 24.8 million gallons in the same quarter of 2021.

Logistics
The Logistics segment reported operating income of $9.9 million in the first quarter of 2022, compared to $10.1 million in the first quarter of 2021. Adjusted Gross Margin for the Logistics segment was $18.7 million in the first quarter of 2022, compared to $19.2 million in the same quarter of 2021.

Logistics Adjusted EBITDA was $14.9 million in the first quarter of 2022, compared to $15.6 million in the first quarter of 2021.

Laramie Energy
Due to the discontinuation of the equity method of accounting as of June 30, 2020, we recorded no equity earnings (losses) from Laramie in the first quarter of 2022. Laramie’s total net loss was $(32.9) million in the first quarter of 2022, including unrealized losses on derivatives of $(42.7) million. These results compare to net income of $40.5 million in the first quarter of 2021. Laramie’s total Adjusted EBITDAX was $22.1 million in the first quarter of 2022, compared to $54.3 million in the first quarter of 2021.

Liquidity
Net cash used in operations totaled $(7.7) million for the three months ended March 31, 2022, compared to net cash used in operations of $(30.7) million for the three months ended March 31, 2021. Net cash used in operations of $(7.7) million for the three months ended March 31, 2022 includes $(28.9) million in deferred turnaround expenditures. Net cash used in investing activities totaled $(16.3) million for the three months ended March 31, 2022, primarily related to capital expenditures, compared to net cash provided by investing activities of $94.7 million for the three months ended March 31, 2021. Net cash provided by financing activities totaled $52.6 million for the three months ended March 31, 2022, compared to net cash provided by financing activities of $82.5 million for the three months ended March 31, 2021.

At March 31, 2022, Par Pacific’s cash balance totaled $140.9 million, long-term debt totaled $587.3 million, and total liquidity was $212.0 million. Net debt was $460.9 million at March 31, 2022. First quarter 2022 net working capital inflows, excluding turnaround expenditures, of $114.9 million reflect a reversal of fourth quarter 2021 outflows of $(110.1) million.

Conference Call Information
A conference call is scheduled for Thursday, May 5, 2022 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). To access the call, please dial 1-833-974-2377 inside the U.S. or 1-412-317-5782 outside of the U.S. and ask for the Par Pacific call. Please dial in at least 10 minutes early to register. The webcast may be accessed online through the Company’s website at http://www.parpacific.com on the Investors page. A telephone replay will be available until May 19, 2022 and may be accessed by calling 1-877-344-7529 inside the U.S. or 1-412-317-0088 outside the U.S. and using the conference ID 5926190.

About Par Pacific
Par Pacific Holdings, Inc. (NYSE: PARR), headquartered in Houston, Texas, owns and operates market-leading energy, infrastructure, and retail businesses. Par Pacific’s strategy is to acquire and develop businesses in logistically complex, niche markets. Par Pacific owns and operates one of the largest energy networks in Hawaii with 94,000 bpd of operating refining capacity, a logistics system supplying the major islands of the state and 90 retail locations. In the Pacific Northwest and the Rockies, Par Pacific owns and operates 60,000 bpd of combined refining capacity, related multimodal logistics systems, and 29 retail locations. Par Pacific also owns 46% of Laramie Energy, LLC, a natural gas production company with operations and assets concentrated in Western Colorado. More information is available at www.parpacific.com.

Forward-Looking Statements
This news release (and oral statements regarding the subject matter of this news release, including those made on the conference call and webcast announced herein) includes certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements include, without limitation, statements about: expected market conditions; anticipated free cash flows; anticipated refinery throughput; anticipated cost savings; anticipated capital expenditures, including major maintenance costs, and their effect on our financial and operating results, including earnings per share and free cash flow; anticipated retail sales volumes and on-island sales; the anticipated financial and operational results of Laramie Energy, LLC; the amount of our discounted net cash flows and the impact of our NOL carryforwards thereon; our ability to identify, acquire and develop energy, related retailing and infrastructure businesses; the timing and expected results of certain development projects, as well as the impact of such investments on our product mix and on-island sales; and other risks and uncertainties detailed in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any other documents that we file with the Securities and Exchange Commission. Additionally, forward looking statements are subject to certain risks, trends, and uncertainties, such as changes to our financial condition and liquidity; the volatility of crude oil and refined product prices; the conflict between Russia and Ukraine and its potential impacts on global crude oil markets and our business; operating disruptions at our refineries resulting from unplanned maintenance events or natural disasters; environmental risks; and risks of political or regulatory changes. We cannot provide assurances that the assumptions upon which these forward-looking statements are based will prove to have been correct. Should one of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements, and investors are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. Additionally, significant uncertainties remain with respect to COVID-19 and its economic effects. Due to the unpredictable and unprecedented nature of the COVID-19 pandemic, we cannot identify all potential risks to, and impacts on, our business, including the ultimate adverse economic impact to our results of operations, financial position and liquidity. There can be no guarantee that the operational and financial measures we have taken, and may take in the future, will be fully effective. We do not intend to update or revise any forward-looking statements made herein or any other forward-looking statements as a result of new information, future events or otherwise. We further expressly disclaim any written or oral statements made by a third party regarding the subject matter of this news release.

Contact:
Ashimi Patel
Director, Investor Relations
(832) 916-3355
apatel@parpacific.com

Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Three Months Ended March 31,
	2022	2021
Revenues	$1,350,293	$888,680
Operating expenses
Cost of revenues (excluding depreciation)	1,350,249	888,863
Operating expense (excluding depreciation)	81,404	74,188
Depreciation, depletion, and amortization	23,780	22,880
Loss (gain) on sale of assets, net	—	(64,912)
General and administrative expense (excluding depreciation)	15,893	11,885
Acquisition and integration costs	63	438
Total operating expenses	1,471,389	933,342
Operating loss	(121,096)	(44,662)
Other income (expense)
Interest expense and financing costs, net	(16,394)	(18,151)
Debt extinguishment and commitment costs	—	(1,507)
Gain on curtailment of pension obligation	—	2,032
Other income (expense), net	2	61
Total other income (expense), net	(16,392)	(17,565)
Income (loss) before income taxes	(137,488)	(62,227)
Income tax benefit (expense)	437	—
Net loss	$(137,051)	$(62,227)

Weighted-average shares outstanding
Basic	59,413	54,280
Diluted	59,413	54,280

Loss per share
Basic	$(2.31)	$(1.15)
Diluted	$(2.31)	$(1.15)
Balance Sheet Data
(Unaudited)
(in thousands)

	March 31, 2022	December 31, 2021
Balance Sheet Data
Cash and cash equivalents	$140,874	$112,221
Working capital (1)	(494,891)	(327,002)
Debt, including current portion	587,328	564,558
Total stockholders’ equity	125,917	265,700
________________________________________
(1)Working capital is calculated as (i) total current assets excluding cash and cash equivalents less (ii) total current liabilities excluding current portion of long-term debt. Total current assets include inventories stated at the lower of cost or net realizable value.

Operating Statistics
The following table summarizes key operational data:

	Three Months Ended March 31,
	2022	2021
Total Refining Segment
Feedstocks throughput (Mbpd)	118.2	127.4
Refined product sales volume (Mbpd)	122.3	130.0

Hawaii Refinery
Feedstocks throughput (Mbpd)	82.7	81.2

Yield (% of total throughput)
Gasoline and gasoline blendstocks	25.2%	24.7%
Distillates	41.1%	42.9%
Fuel oils	29.3%	27.6%
Other products	0.4%	1.5%
Total yield	96.0%	96.7%

Refined product sales volume (Mbpd)
On-island sales volume	78.0	77.7
Export sales volume	—	—
Total refined product sales volume	78.0	77.7

Adjusted Gross Margin per bbl ($/throughput bbl) (1)	$3.27	$0.76
Production costs per bbl ($/throughput bbl) (2)	4.38	3.97
DD&A per bbl ($/throughput bbl)	0.66	0.68

Washington Refinery
Feedstocks throughput (Mbpd)	20.2	31.6

Yield (% of total throughput)
Gasoline and gasoline blendstocks	24.9%	24.5%
Distillate	33.5%	36.2%
Asphalt	17.4%	18.0%
Other products	20.9%	18.7%
Total yield	96.7%	97.4%

Refined product sales volume (Mbpd)	29.5	39.2

Adjusted Gross Margin per bbl ($/throughput bbl) (1)	$0.74	$(1.33)
Production costs per bbl ($/throughput bbl) (2)	7.35	4.36
DD&A per bbl ($/throughput bbl)	3.29	1.77

	Three Months Ended March 31,
	2022	2021
Wyoming Refinery
Feedstocks throughput (Mbpd)	15.3	14.6

Yield (% of total throughput)
Gasoline and gasoline blendstocks	50.3%	49.0%
Distillate	43.1%	45.0%
Fuel oils	2.4%	1.4%
Other products	1.4%	1.2%
Total yield	97.2%	96.6%

Refined product sales volume (Mbpd)	14.8	13.1

Adjusted Gross Margin per bbl ($/throughput bbl) (1)	$24.91	$2.35
Production costs per bbl ($/throughput bbl) (2)	8.00	8.10
DD&A per bbl ($/throughput bbl)	3.24	3.11

Market Indices ($ per barrel)
3-1-2 Singapore Crack Spread (3)	$16.21	$3.80
Pacific Northwest 5-2-2-1 Index (4)	21.88	11.46
Wyoming 3-2-1 Index (5)	26.53	20.97

Crude Oil Prices ($ per barrel)
Brent	$97.90	$61.32
WTI	95.01	58.14
ANS	99.56	61.65
Bakken Clearbrook	98.39	57.60
WCS Hardisty	82.53	46.16
Brent M1-M3	4.13	0.81

Retail Segment
Retail sales volumes (thousands of gallons)	24,908	24,801
________________________________________
(1)We calculate Adjusted Gross Margin per barrel by dividing Adjusted Gross Margin by total refining throughput. Adjusted Gross Margin for our Washington refinery is determined under the last-in, first-out (“LIFO”) inventory costing method. Adjusted Gross Margin for our other refineries is determined under the first-in, first-out (“FIFO”) inventory costing method. The definition of Adjusted Gross Margin was modified beginning with the financial results reported for periods in fiscal year 2022. We have recast Adjusted Gross Margin for 2021 to conform to the current presentation. Please see discussion of Adjusted Gross Margin below.
(2)Management uses production costs per barrel to evaluate performance and compare efficiency to other companies in the industry. There are a variety of ways to calculate production costs per barrel; different companies within the industry calculate it in different ways. We calculate production costs per barrel by dividing all direct production costs, which include the costs to run the refineries including personnel costs, repair and maintenance costs, insurance, utilities, and other miscellaneous costs, by total refining throughput. Our production costs are included in Operating expense (excluding depreciation) on our condensed consolidated statement of operations, which also includes costs related to our bulk marketing operations.
(3)We believe the 3-1-2 Singapore Crack Spread (or three barrels of Brent crude oil converted into one barrel of gasoline and two barrels of distillates (diesel and jet fuel)) is the most representative market indicator for our operations in Hawaii.
(4)We believe the Pacific Northwest 5-2-2-1 Index is the most representative market indicator for our operations in Tacoma, Washington. The Pacific Northwest 5-2-2-1 Index is computed by taking two parts gasoline (sub-octane), two parts middle distillates (ultra-low sulfur diesel (“ULSD”) and jet fuel), and one part fuel oil as created from five barrels of Alaskan North Slope (“ANS”) crude oil.

(5)The profitability of our Wyoming refinery is heavily influenced by crack spreads in nearby markets. We believe the Wyoming 3-2-1 Index is the most representative market indicator for our operations in Wyoming. The Wyoming 3-2-1 Index is computed by taking two parts gasoline and one part distillates (ULSD) as created from three barrels of West Texas Intermediate Crude Oil (“WTI”). Pricing is based 50% on applicable product pricing in Rapid City, South Dakota, and 50% on applicable product pricing in Denver, Colorado.
Non-GAAP Performance Measures
Management uses certain financial measures to evaluate our operating performance that are considered non-GAAP financial measures. These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP and our calculations thereof may not be comparable to similarly titled measures reported by other companies.
Adjusted Gross Margin
Adjusted Gross Margin is defined as (i) operating income (loss) adjusted for operating expense (excluding depreciation); depreciation, depletion, and amortization (“DD&A”); impairment expense; loss (gain) on sale of assets, net; inventory valuation adjustment (which adjusts for timing differences to reflect the economics of our inventory financing agreements, including lower of cost or net realizable value adjustments, the impact of the embedded derivative repurchase or terminal obligations, contango (gains) and backwardation losses associated with our Washington inventory and intermediation obligation, and purchase price allocation adjustments); LIFO layer liquidation impacts associated with our Washington inventory; Renewable Identification Numbers (“RINs”) loss (gain) in excess of net obligation (which represents the income statement effect of reflecting our RINs liability on a net basis); and unrealized loss (gain) on derivatives or (ii) revenues less cost of revenues (excluding depreciation) plus inventory valuation adjustment, unrealized loss (gain) on derivatives, LIFO layer liquidation impacts associated with our Washington inventory, and RINs loss (gain) in excess of net obligation. We define cost of revenues (excluding depreciation) as the hydrocarbon-related costs of inventory sold, transportation costs of delivering product to customers, crude oil consumed in the refining process, costs to satisfy our RINs and environmental credit obligations, and certain hydrocarbon fees and taxes. Cost of revenues (excluding depreciation) also includes the unrealized gain (loss) on derivatives and the inventory valuation adjustment that we exclude from Adjusted Gross Margin.
Beginning with financial results reported for periods in fiscal year 2022, the inventory valuation adjustment was modified to include the first-in, first-out (“FIFO”) inventory gains (losses) associated with our titled manufactured inventory in Hawaii. This modification was made to better align Adjusted Net Income (Loss) and Adjusted EBITDA with the cash flow of the Hawaii refining business. Prior to 2022, the impacts of FIFO inventory gains (losses) associated with Hawaii titled manufactured inventory were eliminated through the inventory valuation adjustment. We have recast Adjusted Gross Margin for prior periods when reported to conform to the modified presentation.
Management believes Adjusted Gross Margin is an important measure of operating performance and uses Adjusted Gross Margin per barrel to evaluate operating performance and compare profitability to other companies in the industry and to industry benchmarks. Management believes Adjusted Gross Margin provides useful information to investors because it eliminates the gross impact of volatile commodity prices and adjusts for certain non-cash items and timing differences created by our inventory financing agreements and lower of cost and net realizable value adjustments to demonstrate the earnings potential of the business before other fixed and variable costs, which are reported separately in Operating expense (excluding depreciation) and Depreciation, depletion, and amortization.
Adjusted Gross Margin should not be considered an alternative to operating income (loss), cash flows from operating activities, or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted Gross Margin presented by other companies may not be comparable to our presentation since each company may define this term differently as they may include other manufacturing costs and depreciation expense in cost of revenues.

The following tables present a reconciliation of Adjusted Gross Margin to the most directly comparable GAAP financial measure, operating income (loss), on a historical basis, for selected segments, for the periods indicated (in thousands):

Three months ended March 31, 2022	Refining	Logistics	Retail
Operating income (loss)	$(118,325)	$9,852	$4,045
Operating expense (excluding depreciation)	58,300	3,773	19,331
Depreciation, depletion, and amortization	15,333	5,087	2,691
Inventory valuation adjustment	80,653	—	—
RINs loss (gain) in excess of net obligation	7,256	—	—
Unrealized loss (gain) on derivatives	15,452	—	—
Adjusted Gross Margin (1)	$58,669	$18,712	$26,067

Three months ended March 31, 2021	Refining	Logistics	Retail
Operating income (loss)	$(90,865)	$10,077	$49,355
Operating expense (excluding depreciation)	53,338	3,896	16,954
Depreciation, depletion, and amortization	14,064	5,254	2,660
Loss (gain) on sale of assets, net	(21,259)	—	(43,653)
Inventory valuation adjustment	23,086	—	—
LIFO liquidation adjustment	1,888	—	—
RINs loss in excess of net obligation	28,770	—	—
Unrealized loss (gain) on derivatives	(4,012)	—	—
Adjusted Gross Margin (2)	$5,010	$19,227	$25,316
________________________________________
(1)For the three months ended March 31, 2022 or 2021, there was no impairment expense. For the three months ended March 31, 2022, there was no LIFO liquidation adjustment or gain or loss on sale of assets, net.
Adjusted Net Income (Loss) and Adjusted EBITDA
Adjusted Net Income (Loss) is defined as Net income (loss) excluding inventory valuation adjustment (which adjusts for timing differences to reflect the economics of our inventory financing agreements, including lower of cost or net realizable value adjustments, the impact of the embedded derivative repurchase or terminal obligations, contango (gains) and backwardation losses associated with our Washington inventory and intermediation obligation, and purchase price allocation adjustments), the LIFO layer liquidation impacts associated with our Washington inventory, RINs loss (gain) in excess of net obligation, unrealized (gain) loss on derivatives, acquisition and integration costs, debt extinguishment and commitment costs, increase in (release of) tax valuation allowance and other deferred tax items, changes in the value of contingent consideration and common stock warrants, severance costs, (gain) loss on sale of assets, impairment expense, impairment expense associated with our investment in Laramie Energy and our share of Laramie Energy’s asset impairment losses in excess of our basis difference, and Par’s share of Laramie Energy’s unrealized loss (gain) on derivatives.
Beginning with financial results reported for periods in fiscal year 2022, the inventory valuation adjustment was modified to include the FIFO inventory gains (losses) associated with our titled manufactured inventory in Hawaii. See further discussion in the Adjusted Gross Margin section above. We have recast Adjusted Net Income (Loss) and Adjusted EBITDA for prior periods when reported to conform to the modified presentation.
Adjusted EBITDA is Adjusted Net Income (Loss) excluding DD&A, interest expense and financing costs, equity losses (earnings) from Laramie Energy excluding Par’s share of unrealized loss (gain) on derivatives, impairment of Par’s investment, and our share of Laramie Energy’s asset impairment losses in excess of our basis difference, and income tax expense (benefit).
We believe Adjusted Net Income (Loss) and Adjusted EBITDA are useful supplemental financial measures that allow investors to assess:
•The financial performance of our assets without regard to financing methods, capital structure, or historical cost basis;
•The ability of our assets to generate cash to pay interest on our indebtedness; and
•Our operating performance and return on invested capital as compared to other companies without regard to financing methods and capital structure.

Adjusted Net Income (Loss) and Adjusted EBITDA should not be considered in isolation or as a substitute for operating income (loss), net income (loss), cash flows provided by operating, investing, and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. Adjusted Net Income (Loss) and Adjusted EBITDA presented by other companies may not be comparable to our presentation as other companies may define these terms differently.
The following table presents a reconciliation of Adjusted Net Income (Loss) and Adjusted EBITDA to the most directly comparable GAAP financial measure, net income (loss), on a historical basis for the periods indicated (in thousands):

	Three Months Ended March 31,
	2022	2021
Net loss	$(137,051)	$(62,227)
Inventory valuation adjustment	80,653	23,086
LIFO liquidation adjustment	—	1,888
RINs loss in excess of net obligation	7,256	28,770
Unrealized loss (gain) on derivatives	15,452	(4,012)
Acquisition and integration costs	63	438
Debt extinguishment and commitment costs	—	1,507
Severance costs	2,228	16
Loss (gain) on sale of assets, net	—	(64,912)
Adjusted Net Loss	(31,399)	(75,446)
Depreciation, depletion, and amortization	23,780	22,880
Interest expense and financing costs, net	16,394	18,151
Income tax expense	(437)	—
Adjusted EBITDA (1)	$8,338	$(34,415)
___________________________________
(1)For the three months ended March 31, 2022 and 2021, there was no change in value of contingent consideration, change in valuation allowance and other deferred tax items, change in value of common stock warrants, or equity losses (earnings) from Laramie Energy, LLC, including impairments associated with our investment in Laramie Energy, our share of Laramie Energy’s asset impairment losses in excess of our basis difference, and our share of Laramie Energy’s unrealized loss (gain) on derivatives.
The following table sets forth the computation of basic and diluted Adjusted Net Income (Loss) per share (in thousands, except per share amounts):

	Three Months Ended March 31,
	2022	2021
Adjusted Net Loss	$(31,399)	$(75,446)
Undistributed Adjusted Net Income allocated to participating securities	—	—
Adjusted Net Loss attributable to common stockholders	(31,399)	(75,446)
Plus: effect of convertible securities	—	—
Numerator for diluted loss per common share	$(31,399)	$(75,446)

Basic weighted-average common stock shares outstanding	59,413	54,280
Add dilutive effects of common stock equivalents (1)	—	—
Diluted weighted-average common stock shares outstanding	59,413	54,280

Basic Adjusted Net Loss per common share	$(0.53)	$(1.39)
Diluted Adjusted Net Loss per common share	$(0.53)	$(1.39)
________________________________________

(1)Entities with a net loss from continuing operations are prohibited from including potential common shares in the computation of diluted per share amounts. We have utilized the basic shares outstanding to calculate both basic and diluted Adjusted Net Loss per common share for the three months ended March 31, 2022 and March 31, 2021.
Adjusted EBITDA by Segment
Adjusted EBITDA by segment is defined as Operating income (loss) by segment excluding depreciation, depletion, and amortization expense, inventory valuation adjustment (which adjusts for timing differences to reflect the economics of our inventory financing agreements, including lower of cost or net realizable value adjustments, the impact of the embedded derivative repurchase or terminal obligations, contango (gains) and backwardation losses associated with our Washington inventory and intermediation obligation, and purchase price allocation adjustments), the LIFO layer liquidation impacts associated with our Washington inventory, RINs loss (gain) in excess of net obligation, unrealized loss (gain) on derivatives, acquisition and integration costs, severance costs, loss (gain) on sale of assets, and impairment expense. Adjusted EBITDA by segment also includes Gain on curtailment of pension obligation and Other income (expense), net, which are presented below operating income (loss) on our condensed consolidated statements of operations.
Beginning with financial results reported for periods in fiscal year 2022, the inventory valuation adjustment was modified to include the FIFO inventory gains (losses) associated with our titled manufactured inventory in Hawaii. See further discussion in the Adjusted Gross Margin section above. We have recast Adjusted EBITDA by segment for prior periods when reported to conform to the modified presentation.
We believe Adjusted EBITDA by segment is a useful supplemental financial measure to evaluate the economic performance of our segments without regard to financing methods, capital structure, or historical cost basis. The following table presents a reconciliation of Adjusted EBITDA by segment to the most directly comparable GAAP financial measure, operating income (loss) by segment, on a historical basis, for selected segments, for the periods indicated (in thousands):

	Three Months Ended March 31, 2022
	Refining	Logistics	Retail	Corporate and Other
Operating income (loss) by segment	$(118,325)	$9,852	$4,045	$(16,668)
Depreciation, depletion, and amortization	15,333	5,087	2,691	669
Inventory valuation adjustment	80,653	—	—	—
RINs loss in excess of net obligation	7,256	—	—	—
Unrealized loss (gain) on derivatives	15,452	—	—	—
Acquisition and integration costs	—	—	—	63
Severance costs	37	—	—	2,191
Other income (expense), net	—	—	—	2
Adjusted EBITDA (1)	$406	$14,939	$6,736	$(13,743)

	Three Months Ended March 31, 2021
	Refining	Logistics	Retail	Corporate and Other
Operating income (loss) by segment	$(90,865)	$10,077	$49,355	$(13,229)
Depreciation, depletion, and amortization	14,064	5,254	2,660	902
Inventory valuation adjustment	23,086	—	—	—
LIFO liquidation adjustment	1,888	—	—	—
RINs loss in excess of net obligation	28,770	—	—	—
Unrealized loss (gain) on derivatives	(4,012)	—	—	—
Acquisition and integration costs	—	—	—	438
Severance costs	—	16	—	—
Gain on sale of assets, net	(21,259)	—	(43,653)	—
Gain on curtailment of pension obligation	1,802	228	2	—
Other income (expense), net	—	—	—	61
Adjusted EBITDA (1)	$(46,526)	$15,575	$8,364	$(11,828)
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(1)For the three months ended March 31, 2022, there was no LIFO liquidation adjustment, gain on sale of assets, impairment expense, or gain on curtailment of pension obligation. For the three months ended March 31, 2021, there was no impairment expense recorded in Operating income (loss) by segment.

Laramie Energy Adjusted EBITDAX
Adjusted EBITDAX is defined as net income (loss) excluding commodity derivative loss (gain), loss (gain) on settled derivative instruments, interest expense, gain on extinguishment of debt, non-cash preferred dividend, depreciation, depletion, amortization, and accretion, exploration and geological and geographical expense, bonus accrual, equity-based compensation expense, loss (gain) on disposal of assets, and expired acreage (non-cash). We believe Adjusted EBITDAX is a useful supplemental financial measure to evaluate the economic and operational performance of exploration and production companies such as Laramie Energy.
The following table presents a reconciliation of Laramie Energy’s Adjusted EBITDAX to the most directly comparable GAAP financial measure, net income (loss) for the periods indicated (in thousands):

	Three Months Ended March 31,
	2022	2021
Net income (loss)	$(32,900)	$40,451
Commodity derivative loss (gain)	50,843	589
Gain (loss) on settled derivative instruments	(8,187)	(1,137)
Interest expense and loan fees	4,156	4,190
Non-cash preferred dividend	2,086	1,829
Depreciation, depletion, amortization, and accretion	6,145	7,720
Exploration and geological and geographical expense	—	34
Bonus accrual	—	575
Loss (gain) on disposal of assets	—	(43)
Expired acreage (non-cash)	3	92
Total Adjusted EBITDAX	$22,146	$54,300